As filed with the Securities and Exchange Commission on September 21, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prudential Public Limited Company

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 Arthur Street

London EC4R 9AQ, England

(Address, including Zip Code, of Principal Executive Offices)

2006 Annual Incentive Plan

PCA, PruCap Business and Prudential Group Deferred Bonus Plans

The Prudential Long Term Incentive Plan

The Prudential Restricted Stock Plan 2015

(Full titles of the plans)

Jackson National Life Insurance Company

1 Corporate Way

Lansing, Michigan 48951

Attention: General Counsel

(517) 381-5500

(Name, address and telephone number, including area code, of agent for service)

with copies to:

Christopher M. Bartoli

Baker & McKenzie LLP

300 East Randolph Street, Suite 5000

Chicago, Illinois 60601

(312) 861-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Name of the Plan	Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
2006 Annual Incentive Plan	Ordinary Shares	1,000,000	$17.77	$17,770,000	$1,789.44
PCA, PruCap Business and Prudential Group Deferred Bonus Plans	Ordinary Shares	2,000,000	$17.77	$35,540,000	$3,578.88
The Prudential Long Term Incentive Plan	Ordinary Shares	15,000,000	$17.77	$266,550,000	$26,841.59
The Prudential Restricted Stock Plan 2015	Ordinary Shares	2,000,000	$17.77	$35,540,000	$3,578.88
	Total	20,000,000	$17.77	$355,400,000	$35,788.79

(1)	This Registration Statement registers ordinary shares, 5 pence par value each (the “Ordinary Shares”), of Prudential Public Limited Company that may be granted pursuant to the 2006 Annual Incentive Plan, the PCA, PruCap Business and Prudential Group Deferred Bonus Plans, The Prudential Long Term Incentive Plan and The Prudential Restricted Stock Plan 2015 (collectively, the “Plans”). A portion of the Ordinary Shares may be represented by American Depositary Shares (the “ADSs”). ADSs evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares have been registered under two separate registration statements on Form F-6 (File No. 333-12168 and File No. 333-149727). Each ADS represents two Ordinary Shares.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminable number of additional securities as may be offered or issued as a result of the anti-dilution provisions of the Plans.
(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low reported prices of ADSs as reported on the New York Stock Exchange on September 16, 2016.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed or furnished with the Commission by Prudential Public Limited Company (the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 20-F (file no. 001-15040) for the fiscal year ended December 31, 2015, filed by the Registrant with the Commission on April 7, 2016;

(b)	The Registrant’s report on Form 6-K furnished by the Registrant to the Commission on August 10, 2016, which includes the Registrant’s unaudited condensed consolidated interim financial statements as of June 30, 2016;

(c)	The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A, filed by the Registrant with the Commission on June 22, 2000, including any amendment or report filed for the purpose of updating such description; and

(d)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act (except that any portions thereof which are furnished and not filed shall not be deemed incorporated) since the end of the fiscal year covered by the Form 20-F referred to in (a) above.

In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports. To the extent designated therein, any reports on Form 6-K furnished to the Commission shall be deemed to be incorporated by reference in this Registration Statement from the date that such reports are furnished to the Commission.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Article 196 of the Registrant’s articles of association provides:

“The Company may indemnify any director, officer or employee of the Company or of any associated company against any liability and may purchase and maintain for any director, officer or employee of the Company or of any associated company insurance against any liability. No director of the Company or of any associated company shall be accountable to the Company or the members for any benefit provided pursuant to this Article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.”

Article 151 of the Registrant’s articles of association provides:

“Without prejudice to the provisions of Article 196, the board may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a)	a director, officer or employee of the Company, or any body which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(b)	a trustee of any pension fund in which employees of the Company or any other body referred to in Article 151(a) is or has been interested,

including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers or offices in relation to the relevant body or fund.”

Sections 232 to 236 of the Companies Act 2006 provide as follows:

“232. Provisions protecting directors from liability

(1)	Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2)	Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).

(3)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4)	Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2)	Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director—

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4)	The references in subsection (3)(b) to a conviction, judgment or refusal of relief are the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction, judgment or refusal of relief becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1)	Section 232(2) (voidness of provisions for indemnifying directors) does not apply to a qualifying pension scheme indemnity provision.

(2)	Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3)	The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4)	The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5)	For this purpose—

(a)	a conviction becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6)	In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c 12) that is established under a trust.

236. Qualifying indemnity provision to be disclosed in a directors’ report

(1)	This section requires disclosure in directors’ report of—

(a)	qualifying third party indemnity provision, and

(b)	qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision”.

(2)	If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3)	If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4)	If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5)	If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force”.

Section 1157 of the Companies Act 2006 provides as follows:

“1157. Power of court to grant relief in certain cases:

(1)	If in proceedings for negligence, default, breach of duty or breach of trust against—

(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2)	If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default breach of duty or breach of trust—

(a)	he may apply to the court for relief, and

(b)	the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper”.

The Registrant has arranged appropriate insurance coverage in respect of legal action against directors and senior managers of the Registrant and its consolidated subsidiaries. The Registrant also provides protections for its and its consolidated subsidiaries’ directors and certain senior managers against personal financial exposure they may incur in their capacity as such. These include qualifying third party indemnity provisions for the benefit of directors of the Registrant and other such persons, including, where applicable, in their capacity as directors of the Registrant’s consolidated subsidiaries.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	Memorandum (incorporated by reference to Exhibit 1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 (file no. 001-15040), filed by the Registrant with the Commission on May 18, 2009) and Articles of Association of Prudential Public Limited Company (incorporated by reference to Exhibit 1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 (file no. 001-15040), filed by the Registrant with the Commission on June 22, 2010).

4.2	2006 Annual Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8 (file no. 333-172493), filed by the Registrant with the Commission on February 28, 2011).

4.3	PCA, PruCap Business and Prudential Group Deferred Bonus Plans (incorporated by reference to Exhibit 4.7 to the Registrant’s Registration Statement on Form S-8 (file no. 333-172493), filed by the Registrant with the Commission on February 28, 2011).

4.4	The Prudential Long Term Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8 (file no. 333-192810), filed by the Registrant with the Commission on December 13, 2013).

4.5	The Prudential Restricted Stock Plan 2015 (filed herewith).

5.1	Opinion of Alan Porter, Registrant’s Group General Counsel and Company Secretary, as to the legality of issuance of the ordinary shares offered hereby (filed herewith).

23.1	Consent of KPMG Audit Plc, Independent Auditor (filed herewith).

23.2	Consent of KPMG LLP, Independent Auditor (filed herewith).

23.3	Consent of Alan Porter, Registrant’s Group General Counsel and Company Secretary (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages).

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lansing, State of Michigan, on this 21st day of September, 2016.

PRUDENTIAL PUBLIC LIMITED COMPANY

By:	/s/ Michael Wells
Michael Wells Title: Group Chief Executive

POWER OF ATTORNEY

We, the undersigned directors and officers of the Registrant do hereby severally constitute and appoint Alan Porter, our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Registrant on Form S-8, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm that said attorney and agent shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the indicated capacities on the 21st day of September, 2016.

Name	Title

/s/ Paul Manduca Paul Manduca	Chairman

/s/ Michael Wells Michael Wells	Group Chief Executive

/s/ Nicolaos Nicandrou Nicolaos Nicandrou	Chief Financial Officer

/s/ John Foley John Foley	Member of the Board

/s/ Penny James Penny James	Member of the Board

/s/ Anne Richards Anne Richards	Member of the Board

/s/ Tony Wilkey Tony Wilkey	Member of the Board

/s/ Philip Remnant Philip Remnant	Member of the Board

/s/ Howard Davies Howard Davies	Member of the Board

/s/ Ann Godbehere Ann Godbehere	Member of the Board

/s/ David Law David Law	Member of the Board

/s/ Kaikhushru Nargolwala Kaikhushru Nargolwala	Member of the Board

/s/ Alice Schroeder Alice Schroeder	Member of the Board

/s/ Anthony Nightingale Anthony Nightingale	Member of the Board

/s/ Jonathan Turner Jonathan Turner	Member of the Board

/s/ Barry Stowe Barry Stowe	Member of the Board and Authorized U.S. Representative

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Memorandum(1) and Articles of Association of Prudential Public Limited Company(2), as currently in force	(1) Incorporated by reference to Exhibit 1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008 (file no. 001-15040), filed by the Registrant with the Commission on May 18, 2009
(2) Incorporated by reference to Exhibit 1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 (file no. 001-15040), filed by the Registrant with the Commission on June 22, 2010

4.2	2006 Annual Incentive Plan	Incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8 (file no. 333-172493), filed by the Registrant with the Commission on February 28, 2011

4.3	PCA, PruCap Business and Prudential Group Deferred Bonus Plans	Incorporated by reference to Exhibit 4.7 to the Registrant’s Registration Statement on Form S-8 (file no. 333-172493), filed by the Registrant with the Commission on February 28, 2011

4.4	The Prudential Long Term Incentive Plan	Incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8 (file no. 333-192810), filed by the Registrant with the Commission on December 13, 2013.

4.5	The Prudential Restricted Stock Plan 2015	Filed herewith

5.1	Opinion of Alan Porter, Registrant’s Group General Counsel and Company Secretary, as to the legality of issuance of the ordinary shares offered hereby	Filed herewith

23.1	Consent of KPMG Audit Plc, Independent Auditor	Filed herewith

23.2	Consent of KPMG LLP, Independent Auditor	Filed herewith

23.3	Consent of Alan Porter, Registrant’s Group General Counsel and Company Secretary (included in Exhibit 5.1)	Filed herewith

24.1	Power of Attorney	Included on Signature Pages